 Exhibit (a)(1)(E)
Offer to Purchase for Cash
by
P.A.M. TRANSPORTATION SERVICES, INC.
of
Up to 200,000 Shares of Its Common Stock
at a Purchase Price Not Greater Than $37.00 nor Less Than $32.00 Per Share
on a Stock Split-Adjusted Basis

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON AUGUST 26, 2021,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated July 27, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by P.A.M. Transportation Services, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 200,000 shares of its common stock, par value $0.01 per share (as adjusted for the Company’s previously announced 2-for-1 forward split of its common stock in the form of a 100% stock dividend payable on August 16, 2021, to stockholders of record on July 30, 2021 (the “Stock Split”)), at a price not greater than $37.00 nor less than $32.00 per share (as adjusted for the Stock Split), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.
On the terms and subject to the conditions of the Offer, the Company will determine a single per share price, not greater than $37.00 nor less than $32.00 per share (as adjusted for the Stock Split), net to the seller in cash, less any applicable withholding taxes and without interest, that it will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, the Company will look at the prices chosen by stockholders for all of the shares properly tendered. The Company will then select the lowest purchase price (in multiples of $0.50) within the price range specified above that will allow it to purchase 200,000 shares (as adjusted for the Stock Split). If fewer than 200,000 shares are properly tendered, the Company will select the price that will allow it to purchase all the shares that are properly tendered and not properly withdrawn. The Company will purchase all shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) at or below the purchase price and not properly withdrawn at the purchase price the Company selects, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Offer, including its proration provisions. All shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 200,000 shares in the Offer, subject to applicable law. The Company will return shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions to the tendering stockholders at the Company’s expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.
If the number of shares properly tendered is less than or equal to 200,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase at the purchase price selected by the Company all shares so tendered.
On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 200,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price, the Company will buy shares on a pro rata basis from all stockholders who properly tender shares at or below the purchase price selected by the Company. See Sections 1 and 3 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.
The number of shares of common stock subject to the Offer and the per share price range for the Offer reflect the number of shares of the Company’s common stock that will be outstanding and the resulting adjustment to the trading price of the common stock in the market after the 2-for-1 Stock Split is effected on August 16, 2021. All shares tendered in response to the Offer will be deemed to be on a post-split basis, and thus no adjustment will be made to the number of tendered shares.

2.
If you wish to have us tender any or all your shares in this Offer, you should complete the attached Instruction Form specifying the number of common shares you wish to tender, and the cash purchase price(s) per share at which you wish to tender your shares, on a post-Stock Split basis. By way of example only, a stockholder who owns 100 shares of common stock on July 30, 2021, and wishes to tender all of his, her or its shares should tender 200 shares of common stock in response to the Offer to Purchase, as the stockholder will own 200 shares of common stock following the Stock Split.

3.
You may tender your shares at prices not greater than $37.00 nor less than $32.00 per share (as adjusted for the Stock Split), as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest. If you want to maximize the chance of having the Company purchase all of your shares, you may also tender your shares at a price determined under the Offer.

4.
You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

5.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 6 of the Offer to Purchase.

6.
The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Eastern Time, on August 26, 2021, unless the Company extends the Offer.

7.
The Offer is for 200,000 shares (as adjusted for the Stock Split), constituting approximately 1.7% of the total number of issued shares of the Company’s common stock as of July 23, 2021 (as adjusted for the Stock Split).

8.
Tendering stockholders who are registered stockholders or who tender their shares directly to Computershare Trust Company, N.A. which, together with its parent company, Computershare, Inc., serves as the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

9.
If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on August 26, 2021, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, nor the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor.
The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of the Company’s directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer.
If the Offer is oversubscribed, the Company will purchase shares on a pro rata basis from all stockholders who properly tender shares at or below the purchase price the Company determines. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price the Company determines.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
P.A.M. TRANSPORTATION SERVICES, INC.
of
Up to 200,000 Shares of its Common Stock
at a Purchase Price Not Greater Than $37.00 nor Less Than $32.00 Per Share
on a Stock Split-Adjusted Basis
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 27, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by P.A.M. Transportation Services, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 200,000 shares of its common stock, par value $0.01 per share (as adjusted for the Company’s previously announced 2-for-1 forward split of its common stock in the form of a 100% stock dividend payable on August 16, 2021, to stockholders of record on July 30, 2021 (the “Stock Split”)), at a price, net to the seller in cash, less any applicable withholding tax and without interest, not greater than $37.00 nor less than $32.00 per share (as adjusted for the Stock Split), specified by the undersigned, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.
In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.
The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.
The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.
Number of shares to be tendered by you for the account of the undersigned (on a post-split basis):                 shares*
*
Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered. The number of shares tendered will be deemed to be on a post-Stock Split basis, and thus no adjustment will be made to the number of tendered shares. Therefore, the undersigned acknowledges that the specified number of shares to be tendered for the account of the undersigned is on a post-Stock Split basis. By way of example only, a stockholder who owns 100 shares of common stock on July 30, 2021, and wishes to tender all of his, her or its shares should tender 200 shares of common stock in response to the Offer to Purchase, as the stockholder will own 200 shares of common stock following the Stock Split.

CHECK ONLY ONE BOX:
(1) SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)
By checking ONE of the following boxes below INSTEAD OF THE BOX BELOW UNDER “(2) Shares Tendered at Price Determined Under the Offer,” the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by the Company for the shares less than the price checked below. A STOCKHOLDER WHO DESIRES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.
PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES
ARE BEING TENDERED (ON A POST-SPLIT BASIS)
☐ $32.00	☐ $33.00	☐ $34.00	☐ $35.00	☐ $36.00	☐ $37.00
☐ $32.50	☐ $33.50	☐ $34.50	☐ $35.50	☐ $36.50
OR
(2) SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)
By checking the box below INSTEAD OF ONE OF THE BOXES ABOVE UNDER “(1) Shares Tendered at Price Determined by Stockholder,” the undersigned hereby tenders shares at the purchase price, as the same shall be determined by the Company in accordance with the terms of the Offer. For purposes of determining the purchase price, those shares that are tendered by the undersigned agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price.
☐ The undersigned wants to maximize the chance of having the Company purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by the Company in accordance with the terms of the Offer. THE UNDERSIGNED SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $32.00 PER SHARE.
CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.